EXHIBIT 10-8
Gannett Supplemental Retirement Plan

Restatement dated August 7, 2007

Amendment Number 3

Pursuant to Article Seven of the Gannett Supplemental Retirement Plan, Restatement dated August 7, 2007, as amended (the “Plan”), Gannett Co., Inc. hereby amends the Plan, effective June 29, 2015, in the following respects:

1.	The following is inserted prior to Article One:

Introduction and Effect of Spin-off
In 2015, Gannett Co., Inc. separated its digital/broadcast and publishing businesses into two separate publicly traded companies. The separation occurred when Gannett Co., Inc. contributed its publishing businesses to a newly formed subsidiary, Gannett SpinCo, Inc., and distributed the stock of Gannett SpinCo, Inc. to its shareholders (the “Spin-off”). In connection with the Spin-off, Gannett SpinCo, Inc. was renamed “Gannett Co., Inc.” (“SpinCo”). The entity formerly known as Gannett Co., Inc. was renamed “TEGNA Inc.” (the “Company”) and continues the digital/broadcast businesses.
Effective as of the Spin-off, this Plan shall be renamed as the TEGNA Supplemental Retirement Plan. Except with respect to certain Grandfathered Participants, all benefits hereunder are frozen.
In connection with the Spin-off, the Company entered into that certain Employee Matters Agreement by and between the Company and SpinCo dated June 26, 2015 (the “Employee Matters Agreement”). Under the Employee Matters Agreement, SpinCo assumed certain liabilities under this Plan relating to “SpinCo Group Employees” and “Former SpinCo Group Employees” (each as defined under the Employee Matters Agreement). The benefits and liabilities with respect to Participants under this Plan who are such SpinCo Group Employees or Former SpinCo Group Employees are hereby transferred to SpinCo and its 2015 Supplemental Retirement Plan. Liabilities for such benefits are the sole responsibility of SpinCo and will be paid under the SpinCo 2015 Supplemental Retirement Plan, and not this Plan, and the Company shall not have any responsibility for such liabilities. The Employee Matters Agreement may be used as an aid in interpreting the terms of the benefits hereunder. Notwithstanding any other provision of this Plan or the SpinCo 2015 Supplemental Retirement Plan, no Participant shall be entitled to duplicate benefits under both such Plans with respect to the same period of service or compensation.

For any employee who is employed by SpinCo immediately after the Spin-off, the change in employment resulting from the Spin-off shall not be considered a “separation from service”, “retirement”, “cessation of employment”, “termination of employment”, or similar term.
Notwithstanding any other provision of this Plan, and for avoidance of doubt, the Spin-off shall not be considered a Change in Control hereunder and only a Change in Control of TEGNA Inc. and not of SpinCo shall be considered a Change in Control with respect to Participants hereunder.
2.Effective as of the Spin-off, all references to “Gannett Co., Inc.” or similar terms shall refer to TEGNA Inc. as appropriate.
IN WITNESS WHEREOF, Gannett Co., Inc. has caused this Amendment to be executed by its duly authorized officer as of June 26, 2015.

GANNETT CO., INC.

By: /s/ Todd A. Mayman
Name: Todd A. Mayman

Title:	Senior Vice President, General Counsel and Secretary